UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
(Amendment No. 1)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

FINDEX.COM, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration No.:

3)	Filing Party:

4)	Date Filed:

FINDEX.COM, INC.
4437 SOUTH 134th STREET
OMAHA, NE 68137

June __, 2011

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To Our Stockholders:

The Information Statement enclosed herewith has been filed with United States Securities and Exchange Commission (“SEC”) and is being furnished pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to holders of shares of common stock, par value $.001 per share (the “Common Stock”), of Findex.com, Inc. (the “Company,” “we” or “us”).  The purpose of the Information Statement is to notify those of our stockholders who were not involved that, on June __, 2011 (the “Record Date”), we obtained the approval of certain of our stockholders (our “Consenting Stockholders”) holding in the aggregate 37,520,760 shares of our common stock, representing on a combined basis approximately 54% of our total issued and outstanding common stock as of the Record Date, to proceed with the following corporate actions:

▪
The consummation of the sale of our QuickVerse® line of consumer software products, together with certain other complimentary lines of consumer software products, which collectively accounted for 88% of our aggregate revenues during the year-ended December 31, 2010,  to WORDsearch Corp., LLC., a Delaware limited liability company, pursuant to the terms of a certain Software Product Line Purchase Agreement, including the form of such agreement; and

▪
The granting of authority to our Board of Directors to declare, at its discretion duly exercised, one or more potential reverse stock-splits of all of the then issued and outstanding shares of our common stock at any time prior to April 30, 2016.

In accordance with the procedures permitted under Section 78.320 of the State of Nevada Revised Statutes (the “Nevada Revised Statutes”) in conjunction with our Restated Bylaws and Restated Articles of Incorporation, and the requirements under Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes, approval for us to proceed with these corporate actions was duly obtained from our Consenting Stockholders by way of written consent.  In accordance with applicable SEC rules, the enclosed Information Statement is being furnished to you, as a Findex stockholder, to inform you that approval of our proceeding with these corporate actions has already been duly obtained.

You are urged to read the Information Statement in its entirety.  Please note, however, that no action is required to be taken on your part in connection with the Information Statement; it is being furnished to you strictly for informational purposes. Please note further that no meeting of our stockholders will be held or proxies requested in connection with these matters.

In accordance with Rule 14c-2(b) promulgated under the Exchange Act, the authorized actions described in the Information Statement may be effected no earlier than 20 calendar days after we have mailed the Information Statement to our stockholders.  The Record Date that we established for purposes of determining the number of issued and outstanding shares of common stock required to authorize the corporate action identified above, and thus voting power, was June__, 2011.

The Information Statement herein is being mailed on or about June __, 2011to our stockholders of record as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Thank you for your continued support.

Sincerely,

/s/ Steven Malone
Steven Malone
President and Chief Executive Officer

FINDEX.COM, INC.
4437 SOUTH 134th STREET
OMAHA, NE 68137

SCHEDULE 14(C) INFORMATION STATEMENT
(PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934
 AND RULE 14C-2 THEREUNDER)

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed or otherwise furnished to you by the board of directors (the “Board of Directors”) of Findex.com, Inc. (“Findex,” the “Company,” “we,” or “us”) to inform you that, on June __, 2011 (the “Record Date”), we obtained the approval of certain of our stockholders (our “Consenting Stockholders”) holding in the aggregate 37,520,760 shares of our common stock, par value $.001 per share (the “Common Stock”) as of the Record Date, which shares represented approximately 54% of our then total issued and outstanding Common Stock, to proceed with the following corporate actions:

▪
The consummation of the sale of our QuickVerse® line of consumer software products, together with certain other complimentary lines of consumer software products, which collectively accounted for 88% of our aggregate revenues during the year-ended December 31, 2010, to WORDsearch Corp., LLC, a Delaware limited liability company (“WORDsearch), (the “Pending Asset Sale”) pursuant to the terms of a certain Software Product Line Purchase Agreement, including the form of such agreement; and

▪
The granting of authority to our Board of Directors to effect, at its discretion duly exercised, one or more reverse stock-splits of all of the then issued and outstanding shares of our Common Stock at any time prior to April 30, 2016.

Approval for us to proceed with these corporate actions was duly obtained from our Consenting Stockholders by way of written consent in accordance with Section 78.320 of the State of Nevada Revised Statutes (the “Nevada Revised Statutes”) in conjunction with our Restated Bylaws and Restated Articles of Incorporation.  This authorization by our Consenting Stockholders had been preceded on May 5, 2011 by our Board of Directors having also authorized such corporate actions and directed that such actions be submitted for stockholder approval in accordance with Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes.

Accordingly, all necessary corporate approvals in connection with such actions have been duly obtained and this Information Statement is being furnished solely for the purpose of informing our other stockholders (the “Non-Consenting Stockholders”) in the manner prescribed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of these corporate actions before they may be effected.  No further action will be undertaken by us with respect to corporate authorization or related compliance, including any action in connection with dissenters’ rights arising under the Nevada Revised Statutes because no dissenter’s rights on the part of the Non-Consenting Stockholders have been or will be triggered by our proceeding in relation to the actions described herein, including the Pending Asset Sale.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

All holders of our Common Stock as of the close of business on the Record Date are entitled to notice and receipt of this Information Statement.  In accordance with Rule 14c-2(b) promulgated under the Exchange Act, the corporate actions described in this Information Statement may be effected no earlier than 20 calendar days after we have mailed this Information Statement to those of our stockholders who were not among those whose written consent was previously obtained.  This Information Statement is first being mailed or furnished to our stockholders on or about June __, 2011.

Stockholders are advised that the Company will pay or shall have paid all expenses in connection with the preparing, printing and mailing of this Information Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the matters discussed in this Information Statement relate to future circumstances and expectations, in particular whether and when the Pending Asset Sale will be consummated.  Such matters are subject to risks and uncertainties, and actual results may differ significantly from those discussed herein.  Such risks and uncertainties include, among others, the need to satisfy various conditions to the closing of the Pending Asset Sale, the risk that the Asset Sale Agreement will be terminated if a closing of the Pending Asset Sale does not occur by June 30, 2011, and the risks that are described in our reports filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2010.  This Information Statement speaks only as of its date, and we disclaim any duty to update the information herein, except as may be required of us by law.

Summary of Pending Asset Sale Terms

One of the corporate actions in relation to which our stockholder approval has previously been obtained and this Information Statement is being provided is the consummation of the pending sale by us of certain of our product lines including our most significant, QuickVerse® (the “Pending Asset Sale”).  This summary is intended to give you a brief description of the Pending Asset Sale. It is qualified in its entirety by the more detailed information set forth elsewhere in this Information Statement and by the specific provisions of the Software Product Line Purchase Agreement, a copy of which is included as Exhibit 10.35 to this Information Statement (the “Asset Sale Agreement”). We urge you to read the more detailed description of the Pending Asset Sale and the Asset Sale Agreement contained elsewhere in this Information Statement, as well as the Asset Sale Agreement itself included herewith in order to gain a more complete understanding of the transaction.

              The Buyer

The entity with whom we have contracted to sell the various product lines, including QuickVerse®, is WORDsearch Corp., LLC, a Delaware limited liability company based in Austin, Texas.  WORDsearch produces, publishes, distributes, and sells software and electronic books for the Christian market.  It has been in business since 1987.

See the subsection entitled “Parties to the Transaction” in the section of this Information Statement beginning on page 10 identified by the heading “The Pending Asset Sale Transaction” for additional information relating to WORDsearch.

The Assets We Are Selling

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

                   ▪   All of the assets associated with our industry-leading QuickVerse® line of consumer software products. QuickVerse® has long been our flagship line of products. It is an industry-leading Bible-study software now in its 22nd year and 15th version.
                         ▪   All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others the Pulpit Commentary™, the
                               QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.
                   ▪   All of the assets associated with various other software product lines that compliment our QuickVerse® line, including Sermon Builder™, Minstry Notebook™, and Jonah and the Whale™.

See the subsection entitled “Assets Being Sold” in the section of this Information Statement beginning on page 10 identified by the heading “The Pending Asset Sale,” as well as the subsection entitled “Assets Being Conveyed” in the subsection beginning on page 12 entitled “The Asset Sale Agreement” for a more detailed discussion of the assets being sold in the Pending Asset Sale.

                                                                                                                                                                                                            -1-

Sale Price

The sale price to be received by us for the assets being sold in the Pending Asset Sale consists of $975,000 in cash and the assumption by WORDsearch of up to $140,000 of our liabilities.  The cash is to be paid to us, and the transfer to WORDsearch of the liabilities shall be effected, at closing of the Pending Asset Sale.

Neither the specific liabilities to be assumed by WORDsearch, their individual corresponding amounts, or their aggregate amount (which, under the terms of the Asset Sale Agreement, is not permitted to exceed $140,000) will be determined until closing of the Pending Asset Sale.  When this determination is made at closing, it will be based on the extent of our liabilities that remain as of closing following an aggressive initiative on our part that is currently underway to reduce or extinguish the existing individual obligations owed by us to the creditors underlying those liabilities.

See the subsection entitled “Sale Price” in the section of this Information Statement beginning on page 11 identified by the heading “The Pending Asset Sale,” as well as the subsections entitled “Assumption of Contractual Obligations” and “Consideration” in the subsection beginning on page 12 entitled “The Asset Sale Agreement” for a more detailed discussion of the sale price associated with the Pending Asset Sale.

Our Indemnification Obligation

As part of the Pending Asset Sale, we have agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the Asset Sale Agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of liability portion of the sale price.

See the subsection entitled “Indemnification” in the subsection entitled “The Pending Asset Sale” of this Information Statement beginning on page 11 identified by the heading “The Pending Asset Sale,” as well as the subsection entitled “Indemnification” in the subsection beginning on page 18 entitled “The Asset Sale Agreement” for a more detailed discussion of our indemnification obligation under the Asset Sale Agreement.

QUESTIONS AND ANSWERS ABOUT STOCKHOLDER ACTION

What are stockholders being asked to approve?

Stockholders are not being asked to approve anything. On June __, 2011, stockholder approval was obtained by us, in accordance with the procedures permitted under Section 78.320 of the Nevada Revised Statutes in conjunction with our Restated Bylaws and Restated Articles of Incorporation, and the requirements under Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes, by the vote of certain of our stockholders holding 37,520,760 shares of our common stock as of June __, 2011 (the “Consenting Stockholders”), which votes represented approximately 54% of our then total issued and outstanding common stock as of June __, 2011. This Information Statement is being provided to you only for purposes of informing you of what has already been approved.

What action was already approved?

Stockholder approval was previously obtained relating to:

▪
The consummation of the sale of our QuickVerse® Business Unit, which accounted for 88% of our aggregate revenues during the year-ended December 31, 2010, to WORDsearch pursuant to the terms of the Asset Sale Agreement; and

▪
The granting of authority to our Board of Directors to declare, at its discretion duly exercised, one or more potential reverse stock-splits of all of the then issued and outstanding shares of our Common Stock at any time prior to April 30, 2016.

How can stockholder approval already have been obtained if stockholders were not yet invited to vote and no stockholders’ meeting has been held?

Section 78.320 of the Nevada Revised Statutes provides that, unless prohibited under a company’s articles of incorporation or bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a written consent thereto is obtained by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. In accordance with our Restated Articles of Incorporation, any action to be taken by way of written consent of our stockholders, however, requires that it first be approved by our Board of Directors.

In accordance with the Nevada Revised Statutes and our Restated Articles of Incorporation and Restated Bylaws, all of the corporate action discussed herein requires the affirmative vote of the holders of a majority of our voting power.  Each share of our Common Stock entitles the holder to one vote on all matters submitted to the stockholders.  We currently have no class of voting stock outstanding other than the Common Stock, and neither our Restated Articles of Incorporation nor our Restated Bylaws prohibit stockholder action by way of written consent.

In order to eliminate the costs and management time involved in holding a special meeting of our stockholders, and in order to enable us to effect the actions described herein, to the extent necessary or desirable, as soon as possible, we utilized, and did in fact obtain, the written consent of the holders of a majority in interest of our voting stock (the “Consenting Stockholders”), which voting stock is comprised solely of the Common Stock.  As of June __, 2011 (the “Record Date”), there were 69,161,238 shares of our Common Stock outstanding, and, also as of the Record Date, the written consent of such Consenting Stockholders (holding 37,520,760 shares of our Common Stock, representing in the aggregate approximately 54% of our then total issued and outstanding Common Stock) to the above action was obtained.  This authorization by these Consenting Stockholders had been preceded on May 5, 2011 by our Board of Directors having also authorized such corporate actions and directed that such actions be submitted for stockholder approval in accordance with Section 10 of our Restated Bylaws and Section 78.565 of the Nevada Revised Statutes.

Accordingly, all necessary corporate approvals in connection with such actions have been duly obtained and this Information Statement is being furnished solely for the purpose of informing our Non-Consenting Stockholders in the manner prescribed under the Exchange Act of these corporate actions before they may be effected.  No further action will be undertaken by us with respect to corporate authorization or related compliance.

As a result of the foregoing, no stockholder meeting or vote of all stockholders is required to approve the corporate actions to which this Information Statement relates, and no proxies will be solicited.

Are stockholder’s entitled to dissenter’s rights in connection with this action?

No.  The Nevada Revised Statutes do not provide for dissenter’s rights on the part of Non-Consenting Stockholders in connection with either of the corporate actions to which this Information Statement relates, including the Pending Asset Sale.

Is the Company distributing this information statement voluntarily?

No.  Although the Nevada Revised Statutes do not require that notice of action taken by way of written consent of stockholders be provided to non-consenting stockholders, federal securities laws impose very specific requirements for Exchange Act reporting companies such as Findex.  Specifically, and pursuant to Rule 14C-2 promulgated under the Exchange Act, any corporate actions by an Exchange Act reporting company authorized pursuant to stockholder approval obtained by written consent cannot be effected or otherwise take effect until at least 20 days after an Information Statement conforming to the requirements of Schedule 14C is mailed to non-consenting stockholders.

DISSENTERS’ RIGHT OF APPRAISAL

No dissenters’ rights on the part of our Non-Consenting Stockholders arise in connection with the corporate actions to which this Information Statement relates, including the Pending Asset Sale.

INFORMATION RELATING TO SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June __, 2011, the beneficial ownership of our Common Stock by (i) the only persons who own of record or are known to own, beneficially, more than 5% of our Common Stock; (ii) each of our directors and executive officers; and (iii) all directors and officers as a group.  Unless otherwise indicated, each such person is believed by us to have the sole voting and investment power with respect to the shares owned.  The address of each person listed below is c/o FindEx.com, Inc., 4437 South 134th Street, Omaha, Nebraska 68137.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Steven Malone (2)	5,032,564	7.28%
William Terrill (3)	6,298,906	9.11%
Gordon A. Landies (4)	14,288,607	20.66%
John A. Kuehne (5)	8,573,468	12.40%
William J. Bush (6)	3,327,215	4.81%
All officers and directors as a group (5 persons)	37,520,760	54.26%

(1)	Based upon 69,161,238 shares of our Common Stock having been issued and outstanding as of June __, 2011.

(2)	Consists of 4,683,564 shares of our Common Stock directly owned, and 349,000 shares of our Common Stock indirectly owned through spouse.

(3)	Consists of 6,298,906 shares of our Common Stock directly owned.

(4)	Consists of 13,526,190 shares of our Common Stock directly owned, and 400,000 shares of our Common Stock indirectly owned through children.

(5)	Consists of 8,573,468 shares of our Common Stock directly owned.

(6)	Consists of 3,327,215 shares of our Common Stock directly owned.

INFORMATION RELATING TO ACTIONS TAKEN BY
OUR BOARD OF DIRECTORS AND THE CONSENTING STOCKHOLDERS

THE PENDING ASSET SALE

One of the corporate actions in relation to which our stockholder approval has previously been obtained and this Information Statement is being provided is the consummation of the pending sale by us to a company called WORDsearch (the “Pending Asset Sale”) of certain of our product lines, including our most significant product line in terms of revenues, QuickVerse® (collectively, the “QuickVerse® Business Unit”).  This section of the Information Statement is intended to provide you with a reasonably detailed understanding of the Pending Asset Sale.

Background and Events Leading up to the Pending Asset Sale

In 2006, in an effort to move Findex in a strategic direction believed by Steven Malone, our President and Chief Executive Officer, and other members of our Board of Directors to hold meaningfully greater potential for near-, mid-, and long-term improvement in financial performance than that offered by the highly specialized, slow-growth, and highly saturated markets that its businesses had been serving, we began exploring and assessing various alternate strategic directions for the Company.  Over the next three years, informally and by no means through the consistent or systematic pursuit of a clear and well-defined path, Mr. Malone and other members of our Board of Directors identified, evaluated, and considered a range of potential directions we might move in this regard, certain of which involved the potential divestiture of what was at the time one or both of our two major product lines, Membership Plus, which for the year-ended December 31, 2006 had accounted for approximately 27% of our revenues, and QuickVerse® (together with certain other related and/or complimentary product lines), which had accounted for approximately 65% of our revenues during that same period.

In 2007, and as part of this developing campaign to re-position the Company for improved financial performance over the long term, we sold what was then our Membership Plus product line, and proceeded immediately thereafter to aggressively seek out potential opportunities in which we could deploy the net cash we had realized from that sale in a way that would be consistent with our evolving financial objectives.  Specifically, and though never identified formally as such at the time, we wanted to find an acquisition opportunity that:

▪	involved a business that was well within our circle of competence, realistically and conservatively defined;

▪
we believed would likely provide us with a meaningful foothold in a strategic direction we saw as holding the potential for the realization of our financial objectives, which as a practical matter ruled out businesses that are relatively capital-intensive, that have relatively high fixed costs, and/or that have relatively low gross margins;

▪	was substantial enough to have an immediate, positive, and material impact on our results of operations;

▪	was available at a price that would enable us to achieve a reasonably attractive hurdle rate on the investment based on its recent (and verifiable) historical performance; and

▪	was available at a price that we could afford.

Unfortunately, we proved unable over the next approximately two years to identify any such target opportunities.  And, in the meantime, under the weight of our own fixed costs as well as mounting liabilities (mostly to QuickVerse® content providers), the cash that we had expected to be able to use for an acquisition was steadily depleting.  Although not on the basis of any formal determination by our Board of Directors or otherwise, and although not as of any specific point in time, the initiatives that we had been pursuing to identify a desirable acquisition opportunity ceased in approximately December of 2008.

Then, in January 2009, amidst continuing – and increasingly serious – concerns on our part surrounding our accumulating liabilities, both current and long-term, particularly in light of our limited and declining revenue, Mr. Malone and other members of our Board of Directors began to privately consider and discuss the possibility of potentially selling our industry-leading QuickVerse® product line (bundled together, as made sense for various reasons with certain of our other related and complimentary consumer software product lines which are comparatively insignificant as measured by revenues, collectively constitute the QuickVerse® Business Unit).  Such a sale, it was contemplated, could potentially serve the dual purposes of enabling us to resume our then since-abandoned pursuit of moving the Company in a meaningfully different strategic direction that held the potential for significantly enhanced financial performance, on the one hand, while simultaneously ameliorating our near-term – and rapidly becoming immediate-term – liquidity concerns, on the other.

It was at this time that our management team, led by Mr. Malone, undertook an internal valuation of our QuickVerse® Business Unit in order to begin soliciting potential buyers and otherwise market it as such a unit.  This valuation was based on an internally prepared discounted cash flow (“DCF”) financial model undertaken on an informal basis because the cost associated with having an independent valuation performed by a qualified service provider was considered by our management at the time to be prohibitive given the available cash resources of the Company based on a combination of accumulated general knowledge and informal research into the matter, even without ever obtaining bids from one or more of such service providers.

Throughout 2009, and as discreetly and confidentially as was practicable, Mr. Malone went about the process of getting the word out that the QuickVerse® Business Unit was up for sale, and then pursued and engaged in discussions as appropriate with representatives of various companies that he had either identified on his own as potential buyers for the product line or to whom he had been introduced by other members of our Board of Directors or unaffiliated third parties as such.  Among those with whom Mr. Malone had such discussions were certain companies that sold products that were considered by us to directly compete with our QuickVerse® products.  The duration and intensity of the discussions – and in some instances, negotiations – that took place varied considerably from one prospective buyer to the next, and, to some degree, overlapped with one another.  Also during this period, our management, led by Mr. Malone, undertook to adjust its valuation of the QuickVerse® Business Unit from time to time as it deemed reasonably appropriate given actual changes in the financial performance of the QuickVerse® Business Unit and/or in prevailing interest rates, each time internally and informally consistent with the valuation performed earlier in the year.

Although we entered into certain non-binding letters of intent to sell this line of products during this period, there was only one company other than WORDsearch with whom our initiatives in pursuing a potential transaction went so far as to result in the negotiation and preparation of a reasonably complete definitive asset sale agreement.  It was not until the Pending Asset Sale with WORDsearch, however, that any of our discussions, negotiations, document preparation and related pursuit of a potential sale of the QuickVerse® Business Unit with any prospective buyer ultimately led to our entering into a definitive agreement to sell the QuickVerse® Business Unit.

As a company that produced and sold products that were considered by us to directly compete with our QuickVerse® products, WORDsearch had been included on the short list of the most obvious prospective buyers of the QuickVerse® Business Unit since the conception of our campaign to market it.  Because of concerns on our part that moving too aggressively to reach out to all prospective buyers for the QuickVerse® Business Unit – many of whom knew and communicated with each other regularly – could prove disastrous for us in any number of ways (even if we took all of the appropriate precautionary steps to guard against information leaks, as we had been doing), it was not until October 30, 2009, however, when Bill Terrill, our Chief Technology Officer, sent an email to Randolph Beck, WORDsearch’s Chief Executive Officer, who Mr. Terrill had known since 2000 when they first met one another at an industry trade show, inquiring of WORDsearch’s potential interest in the QuickVerse® Business Unit that any attempt to contact WORDsearch in this regard was made.  When Mr. Terrill received a reply email from Mr. Beck the following day indicating that WORDsearch would, indeed, have an interest in possibly acquiring the QuickVerse® Business Unit, a conference call was scheduled for November 5, 2009 which was to involve each of Messrs. Terrill and Malone, on our behalf, and each of Mr. Beck and Jack Tompkins, WORDsearch’s Chairman, on behalf of WORDsearch.

As scheduled, a conference call was held on November 5, 2009 in which Messrs. Terrill and Malone, on our behalf, were in attendance and participated, and in which Messrs. Beck and Tompkins, on behalf of WORDsearch, were in attendance and participated.  Although Mr. Tompkins had a relationship with Findex dating back to 1999, when WORDsearch was owned by iExalt, Inc. and certain discussions took place between he, as iExalt’s Chief Executive Officer, and Joseph Szczepaniak, our then Chief Executive Officer, regarding the possibility of a business combination that was never meaningfully pursued and never materialized, this conference call marked the first time that Mr. Malone had ever spoken with Messrs. Tompkins and/or Beck. The discussions that took place during this call centered around QuickVerse’s® very strong brand and product reputation in the market and segment, its strategic fit within WORDsearch’s existing business, the QuickVerse® Business Unit’s recent revenues and potential for growth within the industry, our breakout expenses for the QuickVerse® Business Unit, and the anticipated timeframes within which we and WORDsearch were interested in trying to conclude a potential sale.  Among many other details, we made clear to WORDsearch during this call that, although our QuickVerse® line of consumer software products was, by a very wide margin, the single most valuable product line to be included in the package of assets that we were bundling and offering for sale, the QuickVerse® Business Unit also included certain other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others, the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection, as well as our complimentary Sermon BuilderTM, Ministry NotebookTM, and Jonah and the WhaleTM lines of consumer software products.  Towards the conclusion of that call, Mr. Malone agreed with Messrs. Tompkins and Beck that there had been enough mutual interest on their respective parts to warrant further pursuit of a potential transaction, and we agreed to provide them with several items to assist them in developing a more complete understanding of the QuickVerse® Business Unit and evaluating their continued interest in potentially acquiring it.  Included among these items was a detailed 5-year financial forecast that we would need to prepare internally specifically for them and that was intended to assist them in their efforts around this time to arrive at a value for the QuickVerse® Business Unit on a fully-informed basis.

On November 23, 2009, a second conference call took place involving Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch.  During this call, the contents of the 5-year financial forecast that we had previously prepared and forwarded to them earlier in the day were discussed in some detail and a variety of questions arising out of Mr. Tompkins’ and Mr. Beck’s review of this model were addressed by Mr. Malone.  When asked by Mr. Malone towards the conclusion of this call whether there remained a continuing interest on their part (as representatives of WORDsearch) in proceeding further with a possible transaction, Mr. Tompkins and Mr. Beck made clear that there was and agreed that they would provide us as soon as they were able to do so with the basic terms of an offer on behalf of WORDsearch to buy the QuickVerse® Business Unit.

On November 30, 2009, in the form of an email sent from Mr. Beck to Mr. Malone, we received an offer from WORDsearch to purchase our QuickVerse® Business Unit.  The sum and substance of this offer consisted of a purchase price of $1,425,835, half of which would be payable upon closing, and half of which would be payable over five years in the form of a promissory note bearing interest at 5% per annum.  It was explained to us by Messrs. Tompkins and Beck that this figure had been arrived at by using the 5-year financial forecast that we had provided to them but making certain adjustments to it in order to reflect WORDsearch’s actual historical profit margins and estimates for sales growth of the products comprising the QuickVerse® Business Unit, and that it was their best estimate of the net present value of the QuickVerse® Business Unit.

On December 4, 2009, after due consideration by our Board of Directors of the offer that WORDsearch had presented, including discussion of how the purchase price compared to the value that our management and Board of Directors had by that time been attributing to the QuickVerse® Business Unit based on our then latest DCF analysis but coupled by then as it was with, and as adjusted materially by, the first-hand market data that we had accumulated over the preceding several years as a result of our efforts to sell the unit, and based on the recommendation of our Board of Directors, Mr. Malone presented a counter-offer to WORDsearch in a telephone conversation among himself, Mr. Tompkins, and Mr. Beck.  This price we countered with for the QuickVerse® Business Unit at that time was $1,640,000, $1,000,000 of which would be payable in cash at closing, $500,000 of which would be payable over the subsequent five year period in the form of a promissory bearing interest at 5% per annum, and the remaining $140,000 of which would take the form of an assumption by WORDsearch at closing of certain of our then-existing liabilities.

In an email directed to Mr. Malone from Mr. Beck dated December 8, 2009, we were informed that WORDsearch had determined the terms of our December 4, 2009 counter-offer to be acceptable.

On January 19, 2010, following approximately a month and a half during which we provided representatives of WORDsearch with further documentation that they had requested and that was understood by us to reasonably facilitate a detailed understanding on the part of WORDsearch of the QuickVerse® Business Unit, and during which each of Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, also worked through the terms and specific language to be included, we entered into a non-binding letter of intent with WORDsearch to sell the QuickVerse® Business Unit to WORDsearch on the terms proposed in our December 4, 2009 counter-offer.

During the several months that followed, we continued to provide documentation to WORDsearch in order to further their knowledge and understanding of the QuickVerse® Business Unit while work was being done in preparing a definitive asset sale agreement that involved not only Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, but also our respective legal counsel.

On or about April 8, 2010, in a telephone conversation among Mr. Malone, Michael Membrado, our legal counsel, and Antoinette Tease, WORDsearch’s legal counsel, WORDsearch expressed concern about our ability to convey and deliver clean title to certain of the intellectual property assets that were to be included as part of the sale and that were decidedly material to the value of the QuickVerse® Business Unit as a whole, including the QuickVerse® trademark.  This concern on the part of WORDsearch centered around certain ambiguity that existed as a result of certain key but inartfully drafted documentation as to the validity of our own ownership rights in and to certain material intellectual property to be included in the sale, but that we had known for a long time by then to be much more illusory than real.  This ambiguity was the product of certain inconsistent provisions contained in a settlement agreement that we had entered into back in 2003 (with a former owner of the QuickVerse® Business Unit in connection with money claims it had brought against us) which presumably was unintentional but in any case went unnoticed at the time of execution despite its relative importance in the scheme of things.  Expecting as we did for this to become an understandable point of concern, Mr. Membrado, on our behalf, had specifically alerted Ms. Tease, on behalf of WORDsearch, of the issue and attempted to preemptively address it.  And from a very practical standpoint, we were already aware from prior extensive experience that clarifying the existing ambiguity in a way that would reasonably satisfy a potential third party buyer of the subject intellectual property assets, including WORDsearch, would necessarily require that we not only prove lucky in being able to somehow overcome certain very thorny issues in obtaining the cooperation of certain individuals from whom cooperation would be critical to achieve our objective but that we also prove deft in being able to obtain that same cooperation without revealing information that would likely cause those same individuals to require that we pay an unacceptably steep price for it.  Unwilling to proceed with the transaction without the necessary corrections made in the documentary chain to evidence our own clean title to the intellectual property assets at issue, however, WORDsearch made clear to us through a series of email correspondences and telephone conversations between April, 2010 and September, 2010 that we would need to take whatever steps may be necessary to cause the documentary chain to evidence our own clean title before they would be willing to invest a lot more time or money in pursuing the acquisition of the QuickVerse® Business Unit.

At that point, our management, working with our outside legal counsel, began the process of doing what it must to complete the documentary chain of title to the subject intellectual property assets.  Given what we knew at the time about what would likely be involved in successfully accomplishing our objective, we expected that, at a minimum, it would be months before we could realistically hope to get it done.

Despite the looming issue surrounding the intellectual property, and though work on the definitive asset sale agreement itself was put on hold, Mr. Malone, on our behalf, and Messrs. Tompkins and Beck, on behalf of WORDsearch, continued working through issues associated with the contemplated transaction.  One of the most problematic of these issues, and one over which Mr. Malone and other members of our Board of Directors had come to develop serious concerns, surrounded the nature of our potential recourse and recovery in the event of a default under the promissory note that was to constitute a substantial portion of the price to be paid by WORDsearch to us in exchange for the assets being sold.  Priority securitization of this promissory note presented issues that proved difficult to overcome.  After discussion relating to this matter, on or about June 7, 2010, it was agreed between us and WORDsearch that the issue would be avoided entirely by restructuring the deal so as to include a reduced total sale price of $1,300,000 the entire amount of which would be payable in cash at closing.

On October 15, 2010, we finalized the process necessary to evidence our title to the intellectual property assets that we had begun back in April, 2010, and, shortly thereafter, the process associated with production of a definitive asset sale agreement between us and WORDsearch relating to the QuickVerse® Business Unit resumed.

On or about December 15, 2010, based on declining revenues throughout the preceding year for the QuickVerse® Business Unit, WORDsearch insisted that the sale price to be paid by them be reduced from $1,300,000 all cash to $1,115,000, $975,000 of which would be payable in cash, and (consistent with the terms that had been agreed upon back in December 2009) $140,000 of which would take the form of an assumption by WORDsearch at closing of certain of our liabilities.

After due deliberations of WORDsearch’s December 15, 2010 revised offer that included the by then much reduced likelihood of our being able to identify an alternate buyer for the QuickVerse® Business Unit in a timeframe that would realistically work for us given our rapidly deteriorating financial position, as well as various strategic opportunities with which we had been presented that could only be pursued as a practical matter if and after we sold the QuickVerse® Business Unit, our Board of Directors determined that it was in the best interests of our stockholders all things considered that we proceed with the sale to WORDsearch, even with the substantially reduced price that we were to receive.  This decision was communicated by Mr. Malone to WORDsearch on or about December 23, 2010 in a telephone conversation among Mr. Malone, Mr. Tompkins, and Mr. Beck.

During the approximate six months following December 15, 2010, a definitive agreement between us and WORDsearch relating to the transaction (the “Pending Asset Sale”) was finalized based on the terms that our Board of Directors had approved.  On May 5, 2011, this agreement was executed on behalf of both of the parties (the “Asset Sale Agreement”).

Reasons for the Pending Asset Sale

We are selling our QuickVerse® Business Unit for what are essentially two reasons.

The first reason for the sale, which existed at the time we began to seriously consider selling the QuickVerse® Business Unit but which has since become a much more significant motivating factor in our doing so, is a liquidity crisis.  As reflected in our most recently filed quarterly report, at March 31, 2011, we had in $63,204 in cash, $166,466 in total current assets, $1,794,865 in total current liabilities, leaving us with an unmanageably negative working capital position.  With revenues trending downward and $1,797,165 in total liabilities, and despite extensive, across-the-board, cost-cutting initiatives that we have implemented over the past approximately two years, our financial health is dubious at best and deteriorating rapidly.  At this point, and assuming a reasonable price is obtained by us, a sale of our QuickVerse® Business Unit in the immediate- to near-term is believed by us to be essential to our ability to remain financially viable, even if it leaves us for the time being with FormTool® as our only remaining business operation.

The second reason for the sale is the financial enabling it is expected to afford us in terms of re-positioning for future growth in a meaningfully different strategic direction that, whether or not aligned with our FormTool® business unit, we believe holds the potential for significantly enhanced future financial performance.  Specifically, and because of the cash that it would be expected to provide, our management and Board of Directors believe that a sale of the QuickVerse® Business Unit will position us much more favorably to be able to complete an acquisition, merger, or other business combination that:

▪
involves a business that is either well within our circle of competence, realistically and conservatively defined, or that comes with a management team within whose circle of competence the business operates;

▪	we believe would likely provide us with a meaningful foothold in a strategic direction we see as holding the potential for the realization of our financial objectives;

▪	is substantial enough to have a reasonably near-term, positive, and material impact on our results of operations;

▪	is available at a price that would enable us to achieve a reasonably attractive hurdle rate on investment; and

▪	is available at a price that we can afford.

Through the efforts of Mr. Malone and other members of our Board of Directors, and for approximately 2 years now off and on, we have been actively seeking out, exploring, and pursuing to the extent practical potential opportunities in this regard.  Although it is inherently critical to our pursuit of any such opportunities for financial reasons that we first consummate the Pending Asset Sale, we have already identified and pursued to a limited extent at least one such opportunity which we believe is likely to meet our criteria.

Parties to the Pending Asset Sale

We are the seller in the Pending Asset Sale.  The entity with whom we have contracted to sell the QuickVerse® Business Unit is WORDsearch Corp., LLC, a Delaware limited liability company based in Austin, Texas.  WORDsearch produces, publishes, distributes, and sells software and electronic books for the Christian market, and has long been considered a competitor of ours.  It has been in business since 1987.

WORDsearch’s principal place of business is located at 3006 Longhorn Blvd #110, Austin, Texas 78758. Its telephone number is (800) 888-9898.

Assets Being Sold

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

▪
All of the assets associated with our industry-leading QuickVerse® line of consumer software products.  QuickVerse® has long been our flagship line of products.  It is an industry-leading Bible-study software now in its 22nd year and 15th version that simplifies biblical research, allowing users to view multiple reference materials, including Bibles, dictionaries, commentaries and encyclopedias, side-by-side on the computer screen, and the customer base for which consists of both individuals devoted to or otherwise interested in studying Christianity and religious and other spiritual organizations including schools, churches and other faith-based ministries.  Originally introduced into the market in 1989, our QuickVerse® software programs have sold over one million copies since its introduction and is currently believed by us to be the market leader in its category.  QuickVerse® 2011, our latest version, is currently available in five DVD-Rom editions for PC with a range in retail price from $39.95 to $799.95.  It is also available in a mobile version and a Macintosh version.

▪
All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line and that currently range in retail price from $19.95 to $249.95 per unit, including, among many others, the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.

▪
All of the assets associated with various other software product lines that compliment our QuickVerse® line and that range in retail price from $5.97 to $69.95 per unit, including Sermon Builder™, Ministry Notebook™, and Jonah and the Whale™.

For the fiscal year ended December 31, 2010, approximately 88% of our revenues were derived from sales of products in our QuickVerse® Business Unit.

Specifically, and for each of the product lines included in the QuickVerse® Business Unit, the assets to be conveyed will include the following:

▪
all of the rights we own in or to the intellectual property embodied in or associated with the products in such product line, including those relating to all software programs, all base, source, object, and set-up code for all programs and all derivative works, all content, all technology, all artwork and designs, all development, all Websites and URL/domain names, proprietary information, and all copyrights and trademarks, including those relating to the name QuickVerse®;

▪
all of the rights we possess to incorporate the intellectual property content belonging to third parties in the products in such product line into which we are currently incorporating such content, including all those arising under existing license agreements;

▪	all of the rights we have, as licensor, pursuant to any licenses with third parties who are end users of any of the products in such product line;

▪
all United States domestic and international distribution rights relating to the products in such product line arising under any distribution or similar agreements between us and any one or more third parties, and all rights that we possess under any other agreements relating in any way to products in such product line;

▪	all of the rights we have arising out of contracts with third parties to produce, manufacture, sell, market, or distribute the products in such product line;

▪
all of the tangible assets we possess which have a value solely in connection with the products in such product lines, including, among other items, inventory, marketing literature, sales equipment and supplies, customer lists, and plans and designs;

▪
all of the rights we have to sue or otherwise recover for any misappropriation of any of our intellectual property rights, contractual rights, tangible assets, or otherwise, and any proceeds therefrom, in each case relating to the products in such product line; and

▪	all of the rights we have to any income, royalties, damages and other payments due to us following the closing, and any proceeds therefrom, in each case relating to the products in such product line.

Sale Price

The sale price we are to receive in exchange for our QuickVerse® Business Unit is $1,115,000, consisting of $975,000 in cash and the assumption by WORDsearch of up to $140,000 of our liabilities.  The cash is to be paid to us, and the transfer to WORDsearch of the liabilities shall be effected, upon closing of the transaction.

Neither the specific liabilities to be assumed by WORDsearch, their individual corresponding amounts, or their aggregate amount (which, under the terms of the Asset Sale Agreement, is not permitted to exceed $140,000) will be determined until final closing of the Pending Asset Sale.  When this determination is made at final closing, it will be based on the extent of our liabilities that remain as of such final closing following an aggressive initiative on our part that is currently underway to reduce or extinguish the existing individual obligations owed by us to the creditors underlying those liabilities.

Closing

We expect to commence with certain of the closing matters associated with the Pending Asset Sale immediately following the mailing of this Information Statement to our stockholders.  Following a required 20 day period after such mailing, and assuming the satisfaction or waiver of the conditions of closing with respect to each of us and WORDsearch set forth in the Asset Sale Agreement, the closing of the transaction is expected to be finalized.

Indemnification

As part of the Pending Asset Sale, we have agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the Asset Sale Agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of liability portion of the sale price.

The Asset Sale Agreement

The following is a summary of the Software Product Line Purchase Agreement that was executed by us, as well as by WORDsearch, on May 5, 2011, a copy of which is included as Exhibit 10.35 to this Information Statement, and which is referred to throughout this Information Statement as the “Asset Sale Agreement.”  The Asset Sale Agreement is the document that establishes and defines the respective legal rights and obligations of each of ourselves and WORDsearch relative to the Pending Asset Sale.  This summary is qualified in its entirety by the specific provisions of the Asset Sale Agreement itself.  We urge you to read the Asset Sale Agreement in order to gain a more complete understanding of the transaction.

Assets Being Conveyed

The assets we are selling to WORDsearch, which are referred to throughout this Information Statement collectively as the “QuickVerse® Business Unit,” include the following:

▪	All of the assets associated with our industry-leading QuickVerse® line of consumer software products.

▪
All of the assets associated with a line of other Bible study software products that are separate from but closely related to our QuickVerse® line, including, among many others the Pulpit Commentary™, the QuickVerse® Commentary Series, the Warren Wiersbe™ Collection, and the John MacArthur™ Collection.

▪	All of the assets associated with various other software product lines that compliment our QuickVerse® line, including Sermon Builder™, Ministry Notebook™, and Jonah and the Whale™.

Specifically, and for each of the product lines included in the QuickVerse® Business Unit, the assets to be conveyed will include the following:

▪
all of the rights we own in or to the intellectual property embodied in or associated with the products in such product line, including those relating to all software programs, all base, source, object, and set-up code for all programs and all derivative works, all content, all technology, all artwork and designs, all development, all Websites and URL/domain names, proprietary information, and all copyrights and trademarks, including those relating to the name QuickVerse®;

▪
all of the rights we possess to incorporate the intellectual property content belonging to third parties in the products in such product line into which we are currently incorporating such content, including all those arising under existing license agreements;

▪	all of the rights we have, as licensor, pursuant to any licenses with third parties who are end users of any of the products in such product line;

▪
all United States domestic and international distribution rights relating to the products in such product line arising under any distribution or similar agreements between us and any one or more third parties, and all rights that we possess under any other agreements relating in any way to products in such product line;

▪	all of the rights we have arising out of contracts with third parties to produce, manufacture, sell, market, or distribute the products in such product line;

▪
all of the tangible assets we possess which have a value solely in connection with the products in such product lines, including, among other items, inventory, marketing literature, sales equipment and supplies, customer lists, and plans and designs;

▪
all of the rights we have to sue or otherwise recover for any misappropriation of any of our intellectual property rights, contractual rights, tangible assets, or otherwise, and any proceeds therefrom; and

▪	all of the rights we have to any income, royalties, damages and other payments due to us following the closing, and any proceeds therefrom.

Assumption of Contractual Obligations

WORDsearch is assuming exclusive primary responsibility for the fulfillment of all of our obligations under the agreements we have in place as of closing with third parties, including our software content providers and our product distributors.  It is not, however, assuming any actual or potential liabilities associated with product returns for any merchandise that we shall have sold prior to closing.

Transition Services

Upon closing of the transaction, we will be obligated to provide as WORDsearch may request certain transition services intended to facilitate the orderly transition of the QuickVerse® Business Unit to WORDsearch for 90 days.  Among others, such services include accounting services, payroll services, and technical and operational support services, all as specifically set forth.

Consideration

The purchase price to be paid by WORDsearch for the assets being sold by us consists of:

(i)  $975,000 in cash; and

(ii)  the assumption of up to $140,000 in liabilities associated with our accrued, but as of May 5, 2011 (the date upon which the Asset Sale Agreement was executed), unpaid and outstanding customer refunds and rebates (as specifically detailed in an accompanying schedule).

Closing

Unless otherwise agreed to between us and WORDsearch, a closing of the Pending Asset Sale will be held through an electronic exchange of documents and funds on a date to be specified but not later than 3 business days following the satisfaction or waiver certain closing conditions [see subsection entitled “Closing Conditions” in this “The Asset Sale Agreement” section of this Information Statement beginning on page 16 hereof].

The closing will consist of an exchange, as between us and WORDsearch, of appropriate documentation evidencing an exchange of the QuickVerse® Business Unit for the consideration described above.

Representations & Warranties

In connection with the Asset Sale Agreement, we have made the following representations and warranties to WORDsearch:

▪	We are a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

▪	We have all necessary corporate power and authority to execute and deliver the Asset Sale Agreement.

▪
The execution and delivery of the Asset Sale Agreement by us has not and will not conflict with or violate our articles of incorporation or bylaws, or any law applicable to us or any of our property or assets, or result in any breach of or constitute a default under any promissory note, agreement, instrument or obligation to which we are a party.

▪
The execution and delivery of the Asset Sale Agreement by us does not, and the performance of the Asset Sale Agreement by us will not, require any consent, approval, authorization or permit, or any filing with any authority, except as will not prevent us from performing our obligations under the Asset Sale Agreement.

▪
Except as may be set out in a disclosure schedule or as may be immaterial, we are in possession of all permits, licenses and similar authorizations necessary to carry on the QuickVerse® Business Unit as it is now being conducted and we are not in conflict with, or in default or violation of any law applicable to us or any permits.

▪
Except as may be set out in a disclosure schedule, we own the entire right, title and interest to all of the intellectual property embodied in the QuickVerse® Business Unit free and clear of all liens.

▪
Except as may be set out in a disclosure schedule, the intellectual property rights being conveyed include all of the intellectual property rights used in or necessary to conduct the QuickVerse® Business Unit.

▪	Except as may be set out in a disclosure schedule, or as may be immaterial, all of our registered intellectual property is in full force and effect and enforceable in accordance with its terms.

▪
Except as may be set out in a disclosure schedule, all registration, maintenance and renewal fees related to the intellectual property being conveyed as part of the QuickVerse® Business Unit have been paid, all relating documentation has been filed, and all such intellectual property is in good standing.

▪
Except as may be set out in a disclosure schedule, we are not aware of any challenges or any basis for any challenges to the validity or enforceability of any of the intellectual property being conveyed as part of the QuickVerse® Business Unit, and we have not done anything or failed to have done anything that might reasonably jeopardize this status.

▪
Except as may be set out in a disclosure schedule, neither any of the products included in the QuickVerse® Business Unit nor any of our activities, has infringed or does infringe on anyone else’s intellectual property rights, we have not learned that anyone believes that they have or do, no action or proceeding relating to any alleged infringement on our part has been brought, and we are not aware that anyone is infringing upon our intellectual property rights.

▪
Except as may be set out in a disclosure schedule, or as may be immaterial, by virtue of appropriate written agreements and related documentation with anyone who has worked for us in any way and participated in any capacity in the development of the products included in the QuickVerse® Business Unit, we have all right, title and interest to the intellectual property embodied therein.

▪
Each existing and currently supported and marketed version of the products included in the QuickVerse® Business Unit performs, in all material respects, the functions described in any agreed specifications provided to customers, subject only to routine bugs and errors that could occur in the ordinary course of business.

▪	We have taken all actions customary in the software industry to document the products included in the QuickVerse® Business Unit and their operation.

▪	None of the software products included in the QuickVerse® Business Unit contain any disabling code or contaminants.

▪
No public software forms any part of, was, or is, used in connection with, or was, or is, incorporated or distributed, in whole or in part, in conjunction with any of the products included in the QuickVerse® Business Unit.

▪
Except as may be set out in a disclosure schedule, or as may be immaterial, each of our distribution agreements is in full force and effect, we have not violated any of the terms of such agreements that would trigger a default thereunder, or of any other material agreements, and we have not been given any notice that we are in default of any such agreements by any other party.

▪	We have good and valid title to all of the tangible assets being conveyed as part of in the QuickVerse® Business Unit, free and clear of all liens other than those that are permitted.

▪	Except as set out in a disclosure schedule, our product inventory is merchantable and fit for the purpose for which it was procured or manufactured.

▪
Except as set out in a disclosure schedule, all of the products included in the QuickVerse® Business Unit manufactured, sold, licensed, and delivered by us have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and we have no material liability for replacement or repair thereof or other damages in connection therewith.

▪	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Pending Asset Sale based upon any agreement to which we are a party.

WORDsearch has made each of the following representations and warranties to us:

▪
WORDsearch is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

▪	WORDsearch has all necessary corporate power and authority to execute and deliver the Asset Sale Agreement.

▪
The execution and delivery of the Asset Sale Agreement does not and will not conflict with or violate the articles of organization or other charter/organizational documents of WORDsearch, conflict with or violate any law applicable to WORDsearch or any of its property or assets, or result in any breach of or constitute a default under any promissory note, agreement, instrument or obligation to which WORDsearch is a party.

▪
The execution and delivery of the Asset Sale Agreement by WORDsearch does not, and the performance of the Asset Sale Agreement by WORDsearch will not, require any consent, approval, authorization or permit, or any filing with any authority, except as will not prevent WORDsearch from performing its obligations under the Asset Sale Agreement.

▪
Except as may be set out in a disclosure schedule or as may be immaterial, WORDsearch is in possession of all permits, licenses and similar authorizations necessary to carry on its business as it is now being conducted and is not in conflict with, or in default or violation of any law applicable to it or any permits.

▪
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Pending Asset Sale based upon any agreement to which WORDsearch is a party.

▪	There are no conditions precedent to the effectiveness of the Asset Sale Agreement that have not been satisfied or waived.

▪
No statement, representation or warranty made by WORDsearch in the Asset Sale Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to us by WORDsearch contains, or when so furnished will contain, any untrue statement of material fact.

Pre-Closing Covenants

Between May 5, 2011 and the closing of the Pending Asset Sale, we have covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by WORDsearch, to do the following:

▪	Conduct the QuickVerse® Business Unit in the ordinary course of business;

▪	Use all reasonable efforts to preserve substantially intact our business organization and relationships;

▪	Comply with all laws and file and pay our taxes as they become due;

▪	Use our reasonable efforts to obtain any consents that, in accordance with certain agreements, are important to the Pending Asset Sale;

▪	Remain in compliance with all applicable permits and similar authorizations;

▪	Make full and timely payment of all amounts required to be contributed under any applicable employee benefit plans; and

▪	Diligently apply our reasonable best efforts in good faith to obtaining our stockholder approval of the Pending Asset Sale.

For the same period, we have covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by WORDsearch, to not do any the following:

▪	Sell, license, pledge, assign or otherwise put at risk all or any part of the QuickVerse® Business Unit, except for sales in the ordinary course of business;
.
▪	Merge with or be acquired by any other company that would result in the Pending Asset Sale being potentially jeopardized;

▪	Enter into any material agreement material to the QuickVerse® Business Unit;

▪	Settle any pending or threatened litigation;

▪	Anything likely to result in the closing conditions under the Asset Sale Agreement to go unsatisfied; or

▪	Anything to cause any of the representations and warranties under the Asset Sale Agreement being rendered untrue in any material respect.

Between May 5, 2011 and the closing of the Pending Asset Sale, WORDsearch has covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by us, to do the following:

▪	Comply with all laws;

▪	Use its reasonable efforts to obtain any consents that, in accordance with certain agreements, are important to the Pending Asset Sale;

▪	Remain in compliance with all applicable permits and similar authorizations;

▪	Diligently apply our reasonable best efforts in good faith to secure certain financing from a qualified commercial bank to effect the Pending Asset Sale; and

▪	Immediately notify us of anything that, to its knowledge, is likely to have a material adverse effect on WORDsearch.

For the same period, WORDsearch has covenanted, except as may be set out in a disclosure schedule or as may otherwise be agreed to by us, to not do either of the following:

▪	Anything likely to result in the closing conditions under the Asset Sale Agreement to go unsatisfied; or

▪	Anything to cause any of the representations and warranties under the Asset Sale Agreement being rendered untrue in any material respect.

Closing Conditions

Both our own and WORDsearch’s obligations to consummate the Pending Asset Sale are subject to the following conditions being true as of closing:

▪
all authorizations and orders of, declarations and filings with, and notices to any governmental authority required to permit the consummation of the Pending Asset Sale having been obtained or made and in in full force and effect; and

▪
no temporary restraining order, preliminary or permanent injunction or other order prohibiting the consummation of the Pending Asset Sale being in effect, and no law having been enacted or deemed applicable to the Pending Asset Sale which makes it unlawful.

Our obligation to consummate the Pending Asset Sale is subject to the following conditions being true (or waived by us) as of closing:

▪	our obtaining of stockholder approval to the Pending Asset Sale;

▪
our having received a certificate of good standing from the State of Texas dated no earlier than two business days prior to the closing date that indicates that, as of the date of such certificate, WORDsearch had been in good standing under applicable law;

▪	each of the representations and warranties of WORDsearch set forth in the Asset Sale Agreement being true as of the closing date;

▪
WORDsearch having performed, or complied with, in all material respects all obligations required to be performed or complied with by it under the Asset Sale Agreement at or prior to the closing date, and WORDsearch having delivered to us an officer’s certificate to such effect; and

▪
all actions to be taken by WORDsearch in connection with the consummation of the Pending Asset Sale and all certificates, opinions, instruments, and other documents required to effect the Pending Asset Sale will be reasonably satisfactory in form and substance us.

WORDsearch’s obligation to consummate the Pending Asset Sale is subject to the following conditions being true (or waived by WORDsearch) as of closing:

▪	each of our representations and warranties set forth in the Asset Sale Agreement being true and correct of the Closing Date;

▪
any and all of content licenses relating to products included in the QuickVerse® Business Unit having been duly assigned from us to WORDsearch and, in accordance with their terms, terminating no earlier than December 31, 2012;

▪
us delivering to WORDsearch, three business days before closing, signed release statements from holders of all unpaid royalties due as of the closing under any content licenses, along with written agreements to extend the terms of such licenses at their current rates up to and including December 31, 2012, for all such licenses that are expired as of the closing or that will expire on or before December 31, 2012;

▪
our having performed, or complied with, in all material respects all obligations required to be performed or complied with by us under the Asset Sale Agreement at or prior to the closing, and our having delivered to WORDsearch an officer’s certificate to such effect;

▪
no event, occurrence or change having occurred that has had, or could reasonable be expected to have, individually or in the aggregate, a material adverse effect on us or the QuickVerse® Business Unit;

▪
all actions to be taken by us in connections with the Pending Asset Sale and all certificates, opinions, instruments, and other documents required to effect the Pending Asset Sale being reasonably satisfactory in form and substance to WORDsearch; and

▪
WORDsearch having received a certificate of good standing from the State of Nevada and dated no earlier than two business days prior to the closing indicating that, as of the date of such certificate, we had been in good standing under applicable corporate law.

Termination, Amendment & Waiver

The Asset Sale Agreement may be terminated by:

(a)           mutual consent of both us and WORDsearch;

(b)           us, if we do not obtain the required stockholder approval, if the closing of the Pending Asset Sale is not completed by June 30, 2011 through no fault of our own, or if WORDsearch materially breaches one or more of its representations or warranties under the Asset Sale Agreement; or

(c)           WORDsearch, if the closing of the Pending Asset Sale is not completed by June 30, 2011 through no fault of its own, or if we materially breach one or more of our representations or warranties under the Asset Sale
                                Agreement.

The Asset Sale Agreement may be amended by mutual consent of both us and WORDsearch, but only if done in writing.  Any obligations owed by either us to WORDsearch or WORDsearch to us under the Asset Sale Agreement may be waived by the one of us to whom the obligation is owed, but only if done so in writing.

Post-Closing Covenants

We will reasonably cooperate following the closing of the Pending Asset Sale with any reasonable request WORDsearch makes to provide any instruments or actions reasonably necessary to carry out the purposes of the Asset Sale Agreement.

Indemnification

We will indemnify and hold harmless WORDsearch from and against any and all liabilities, including third party claims, arising out of and directly attributable to the breach by us of any of our representations, warranties or covenants contained in the Asset Sale Agreement, but only for one year following the closing and only up to an aggregate of $1,115,000 (the price being paid by WORDsearch for the QuickVerse® Business Unit).

General Provisions

The Asset Sale Agreement also contains certain other provisions that are customary to most agreements, including those relating to arbitration, governing law, confidentiality, non-competition, notices, and various other subjects.

Our Business and Operations Following the Pending Asset Sale

Assuming that we do not complete an acquisition, merger, or other business combination prior to or contemporaneously with the consummation of the Pending Asset Sale, which, though no assurance can be made, we believe to be a reasonable assumption, and because we intend to abandon certain product lines that have historically been immaterial to our revenues including ClickArt Christian Publishing® (which generated revenues of approximately $15,000 for the year ended December 31, 2010, representing less than 1% of our gross revenues), and Greek Tutor®  and Hebrew Tutor® (which generated combined revenues of approximately $35,000 for the year ended December 31, 2010, representing 2% of our gross revenues), our only continuing business operation following consummation of the Pending Asset Sale will be that associated with FormTool®.

FormTool® is a consumer software line of form creation titles that we acquired from ORG Professional, LLC on February 25, 2008 as part of initiative to move our strategic direction away from the markets we had up until then primarily been serving.  The line offers quality, professionally designed forms for business, accounting, construction, sales, real estate, human resource and personal organization needs.  FormTool® 7.0, our latest version of this software product line, is currently available in three editions that range in retail price from $29.99 to $199.99.  It is available through our own FormTool.com website, as well as in retail stores such as CompUSA, Staples and Office Depot and online sites such as Amazon and TigerDirect.

In addition to serving as a retail outlet for our FormTool® software products, our FormTool.com website also serves as an online marketplace for finding, purchasing, and downloading individual customizable forms for a wide range of business and consumer needs.

For the year ended December 31, 2010, revenues generated by our FormTool® business unit (that is, revenues derived from sales of our FormTool® products and forms) were approximately $149,000.  This figure represented approximately 8% of our total revenues for this period.

Going forward, and among other challenges, we expect to be confronted by a need for capital resources associated with the significant development and marketing initiatives that will be required on our part to enable the expansion of our FormTool® product line into mobile platforms such as Android and iOS.

In addition to operating, and implementing initiatives aimed at growing sales and revenues associated with FormTool®, we expect our management, together with members of our Board of Directors to be actively seeking out and pursuing as may be appropriate one or more opportunities which, whether or not strategically aligned with FormTool®, we believe to hold the potential for significantly enhanced future financial performance and are available to us, at least in part, because of the cash that we expect to have as a result of consummating the Pending Asset Sale.  Specifically, we will be aggressively pursuing our interest in re-allocating the capital realized through our sale of the QuickVerse® Business Unit through completion of an acquisition, merger, or other business combination that:

▪
involves a business that is either well within our circle of competence, realistically and conservatively defined, or that comes with a management team within whose circle of competence the business operates;

▪	we believe would likely provide us with a meaningful foothold in a strategic direction we see as holding the potential for the realization of our financial objectives;

▪	is substantial enough to have a reasonably near-term, positive, and material impact on our results of operations;

▪	is available at a price that would enable us to achieve a reasonably attractive hurdle rate on investment; and

▪	is available at a price that we can afford.

Beyond strategic issues, we will continue to have substantial current liabilities and related liquidity concerns following the consummation of the Pending Asset Sale, and there can be no assurances that we will be either successful in managing those liabilities, whether through satisfaction and/or settlement, or that, if we are able to settle them, that any such settlements will be on terms that meaningfully improve our financial condition.

Regulatory Matters

No United States Federal or other state regulatory requirements must be complied with or approvals obtained as a condition of the Pending Asset Sale other than the federal securities laws.

U.S. Federal Tax Consequences of the Pending Asset Sale

The Pending Asset Sale will be a taxable transaction with respect to us to the extent of any gain that is realized, but not for our stockholders.  It is anticipated that we will have sufficient current net operating loss carry-forwards to offset most or all of a gain realized from the transaction for regular Federal income tax purposes.  However, we have not evaluated the book value basis of the assets for purposes of the transaction and are therefore not able to fully analyze the tax treatment of the transaction to determine if any gain will be realized by us.  Due to inadequate current information with respect to our tax basis in the assets being sold, we are unable to provide additional disclosure in this Information Statement with respect to the United States Federal income tax consequences of the Pending Asset Sale.

No Fairness Opinion

Our Board of Directors has not sought a written opinion from any financial advisor as to the fairness of the sale price to be received by us upon consummation of the Pending Asset Sale.

Dissenters’ Right of Appraisal

Under the Nevada Revised Statues, our stockholders have no dissenters’ rights in connection with the Pending Asset Sale.

Additional Information About Findex.com, Inc.

More information about us is available from various sources described in this Information Statement under “WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY.”

Additional Questions About the Pending Asset Sale

If you have any additional questions about the Asset Sale, or would like additional copies of this Information Statement, you should contact:

Findex.com, Inc.
4437 South 134th Street
Omaha, NE 68137
Telephone: (402) 333-1900
Attn: Steven Malone, CEO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are derived from our historical financial statements and give effect to the sale of the QuickVerse® Product Line. The unaudited pro forma condensed consolidated balance sheets as of March 31, 2011, December 31, 2010 and December 31, 2009 and the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2011 and the years ended December 31, 2010 and December 31, 2009 were prepared as if the sale had occurred on the first day of each of the periods presented and removes the unaudited historical condensed consolidated statements of operations for the QuickVerse® Product Line from the historical audited and unaudited condensed consolidated statements of operations for the Company.

The unaudited pro forma condensed consolidated financial statements have been prepared for informational purposes only to show the effect of the removal of the QuickVerse® Product Line from the Company on a historical basis. These financial statements do not purport to be indicative of the financial position or operations that would have actually occurred had the sale of the QuickVerse® Product Line been completed at those dates, nor do they project expected results of operations or financial position for any future period or date.

The unaudited pro forma condensed consolidated financial statements do not reflect adjustments for projected gains on extinguishment of debts associated with the proceeds from the sale of the QuickVerse® Product Line, other than the assumption of certain liabilities by WORDsearch. The final result of the sale of the QuickVerse® Product Line will be the discontinuation of this segment of the Company’s business.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2011
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
		Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$63,204	$975,000	1	$1,038,204
Accounts receivable, trade, net	46,113	---		46,113
Inventories, net	44,771	(36,791)	2	7,980
Other current assets	12,378	(887)	2	11,491
Total current assets	166,466	937,322		1,103,788
Property and equipment, net	5,475	---		5,475
Intangible assets, net	314,574	(207,821)	2	106,753
Other assets	42,681	(8,546)	2	34,135
Total assets	$529,196	$720,955		$1,250,151

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$56,000	$ ---		$56,000
Accounts payable, trade	357,999	---		357,999
Accounts payable, related party	52,378	---		52,378
Accrued royalties	1,003,010	---		1,003,010
Accrued payroll	135,640	(87,954)	3	47,686
Other current liabilities	189,838	(140,000)	4	49,838
Total current liabilities	1,794,865	(227,954)		1,566,911
Long-term debt, net	---	---		---
Deferred income taxes, net	2,300	---		2,300
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 67,349,153 shares issued and outstanding	67,349	---		67,349
Paid-in capital	7,988,834	---		7,988,834
Retained (deficit)	(9,324,152)	948,909	5	(8,375,243)
Total stockholders’ equity (deficit)	(1,267,969)	948,909		(319,060)
Total liabilities and stockholders’ equity (deficit)	$529,196	$720,955		$1,250,151

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2011
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
		Adjustments		As Adjusted

Revenues, net of reserves and allowances	$401,920	$(388,064)	1	$13,856
Cost of sales	179,475	(176,237)	2	3,238
Gross profit	222,445	(211,827)		10,618
Operating expenses:
Sales and marketing	73,676	(72,936)	2	740
General and administrative	274,029	(166,369)	2	107,660
Total operating expenses	347,705	(239,305)		108,400
Loss from operations	(125,260)	27,478		(97,782)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(4,934)	2,842	2	(2,092)
Income (loss) before income taxes	(130,194)	170,320		40,126
Income taxes	---	---		---
Net income (loss)	$(130,194)	$170,320		$40,126

Net earnings (loss) per share - Basic & Diluted:
Net income (loss) per share	$0.00			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted earnings (loss) per share	67,349,153			67,349,153

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2010
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$22,027	$975,000	1	$997,027
Accounts receivable, trade, net	109,243	---		109,243
Inventories, net	64,662	(56,662)	2	8,000
Deferred income taxes, net	2,400	---		2,400
Other current assets	26,017	(7,407)	2	18,610
Total current assets	224,349	910,931		1,135,280
Property and equipment, net	7,709	---		7,709
Intangible assets, net	384,553	(260,874)	2	123,679
Other assets	53,516	(12,776)	2	40,740
Total assets	$670,127	$637,281		$1,307,408

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$61,265	$-		$61,265
Accounts payable, trade	428,723	---		428,723
Accounts payable, related party	75,786	---		75,786
Accrued royalties	951,136	---		951,136
Accrued payroll	110,476	(75,872)	3	34,604
Other current liabilities	178,118	(140,000)	4	38,118
Total current liabilities	1,805,504	(215,872)		1,589,632
Long-term debt, net	---	---		---
Deferred income taxes, net	2,400	---		2,400
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 67,349,153 shares issued and outstanding	67,349	---		67,349
Paid-in capital	7,988,833	---		7,988,833
Retained (deficit)	(9,193,959)	853,153	5	(8,340,806)
Total stockholders’ equity (deficit)	(1,137,777)	853,153		(284,624)
Total liabilities and stockholders’ equity (deficit)	$670,127	$637,281		$1,307,408

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2010
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted

Revenues, net of reserves and allowances	$1,781,164	$(1,567,218)	1	$213,946
Cost of sales	745,671	(703,487)	2	42,184
Gross profit	1,035,493	(863,731)		171,762
Operating expenses:
Sales and marketing	352,547	(338,387)	2	14,160
General and administrative	1,166,010	(727,079)	2	438,931
Total operating expenses	1,518,557	(1,065,466)		453,091
Loss from operations	(483,064)	201,735		(281,329)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(12,430)	13,864	2	1,434
Loss before income taxes	(495,494)	355,599		(139,895)
Income taxes	---	---		---
Net loss	$(495,494)	$355,599		$(139,895)

Net loss per share - Basic & Diluted:
Net loss per share	$(0.01)			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted loss per share	62,640,686			62,640,686

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2009
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$138,539	$975,000	1	$1,113,539
Accounts receivable, trade, net	92,515	---		92,515
Inventories, net	88,546	(83,546)	2	5,000
Deferred income taxes, net	4,700	---		4,700
Other current assets	31,123	(7,813)	2	23,310
Total current assets	355,423	883,641		1,239,064
Property and equipment, net	13,979	---		13,979
Intangible assets, net	488,691	(335,377)	2	153,314
Restricted cash	6,000	---		6,000
Other assets	96,434	(29,670)	2	66,764
Total assets	$960,527	$518,594		$1,479,121

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of term debt	$83,898	$-		$83,898
Accounts payable, trade	387,082	---		387,082
Accounts payable, related party	78,869	---		78,869
Accrued royalties	815,687	---		815,687
Accrued payroll	125,846	(109,553)	3	16,293
Other current liabilities	205,558	(140,000)	4	65,558
Total current liabilities	1,696,940	(249,553)		1,447,387
Long-term debt, net	---	---		---
Deferred income taxes, net	4,700	---		4,700
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.001 par value 5,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value 120,000,000 shares authorized, 59,572,725 shares issued and outstanding	59,573	---		59,573
Paid-in capital	7,897,779	---		7,897,779
Retained (deficit)	(8,698,465)	768,147	5	(7,930,318)
Total stockholders’ equity (deficit)	(741,113)	768,147		27,034
Total liabilities and stockholders’ equity (deficit)	$960,527	$518,594		$1,479,121

1. To reflect cash received from the sale of the QuickVerse® Product Line.
2. To remove the assets related to the QuickVerse® Product Line.
3. To remove the liabilities related to the operations of the QuickVerse® Product Line.
4. To remove the liabilities that were assumed by WORDsearch in connection to the QuickVerse® Product Line.
5. To reflect the reduction in net assets and liabilities as a result of the sale of the QuickVerse® Product Line.

See accompanying notes.

Findex.com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2009
(Unaudited)

	Findex.com, Inc.	Pro Forma		Pro Forma
	(As Reported)	Adjustments		As Adjusted

Revenues, net of reserves and allowances	$2,113,840	$(1,917,093)	1	$196,747
Cost of sales	785,840	(744,687)	2	41,153
Gross profit	1,328,000	(1,172,406)		155,594
Operating expenses:
Sales and marketing	451,748	(439,948)	2	11,800
General and administrative	1,495,782	(1,035,646)	2	460,136
Total operating expenses	1,947,530	(1,475,594)		471,936
Loss from operations	(619,530)	303,188		(316,342)
Gain on debt settlement	---	140,000	3	140,000
Other income (expenses), net	(21,558)	13,852	2	(7,706)
Loss before income taxes	(641,088)	457,040		(184,048)
Income taxes	---	---		---
Net loss	$(641,088)	$457,040		$(184,048)

Net loss per share - Basic & Diluted:
Net loss per share	$(0.01)			$0.00

Weighted average shares outstanding:
Weighted average shares used in computing basic and diluted loss per share	58,487,793			58,487,793

1. To remove sales from the sale of the QuickVerse® Product Line.
2. To remove costs related to the operations of the QuickVerse® Product Line.
3. To recognize income from non-recurring transactions associated with the sale of the QuickVerse® Product Line.

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLDIATED FINANCIAL STATEMENTS

NOTE 1 - BASIS FOR PRESENTATION

The pro forma condensed consolidated financial statements present the pro forma effects of the sale by Findex.com, Inc. of substantially all the fixed and intangible assets and inventory of the QuickVerse® Product Line to WORDsearch Corp., L.L.C. (“WORDsearch”) and the resulting discontinuation of the QuickVerse® Product Line segment. The transaction with WORDsearch is an asset sale and will be recorded as a disposition of the assets sold. Any remaining assets and liabilities, which include accounts receivable and certain accounts payable and accrued liabilities, will be included in continuing operations.

The accompanying unaudited pro forma condensed consolidated financial statements are presented assuming the sale and discontinuation of the QuickVerse® Product Line segment occurred on the first day of each of the periods presented. The historical information presented for Findex.com, Inc. for the years ended December 31, 2010 and December 31, 2009 are derived from the audited consolidated financial statements contained in our Annual Reports on Form 10-K. The historical information presented for Findex.com, Inc. as of March 31, 2011 and the three months ended is derived from the unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q along with the reclassification of the then reported discontinued operations as continuing operations for presentation purposes for the pro forma condensed consolidated financial statements.

The pro forma financial information presented in the unaudited pro forma condensed consolidated financial statements is not necessarily indicative of the financial position and results of operations that would have been achieved had the assets and liabilities of the QuickVerse® Product Line been sold as of the first date of the periods presented. The results of operations presented in the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations of Findex.com, Inc. following the consummation of the sale and subsequent discontinuation of the QuickVerse® Product Line segment.

NOTE 2 – PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the sale and discontinued operations of the QuickVerse® Product Line segment as follows:

a.
All asset and liability amounts attributable to the QuickVerse® Product Line segment were adjusted out of the condensed consolidated results of Findex.com, Inc. to reflect the sale and discontinuation of the QuickVerse® Product Line. The assets related to the QuickVerse® Product Line are mainly comprised of (i) inventory, and (ii) intangible assets which include software license, net, capitalized software development, net, and capitalized website development, net. The pro forma adjustment for cash reflects the cash received from the sale of the QuickVerse® Product Line. The liabilities related to the QuickVerse® Product Line are mainly comprised of (i) accrued payroll and (ii) certain assumed liabilities by WORDsearch.

b.
Revenue, cost of sales, selling, general and administrative expenses attributable to the QuickVerse® Product Line segment have been reduced from the condensed consolidated results of Findex.com, Inc. to reflect the sale and discontinuation of the QuickVerse® Product Line segment as of the first day of each of the periods presented.

c.
Certain expenses recorded as corporate expenses were reduced from the condensed consolidated results of Findex.com, Inc. to reflect an estimate of the amounts related to the QuickVerse® Product Line segment.

NOTE 3 - ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

The accompanying unaudited pro forma condensed consolidated balance sheet has not been adjusted to remove accounts receivable and accounts payable for historic presentation purposes.  Findex.com, Inc. is not selling and will retain the accounts receivable after the sale of the QuickVerse® Product Line.  Findex.com, Inc. will also retain the accounts payable.  Although there can be no assurance, it is the intent of Findex.com, Inc. to offer settlements on certain accounts payable in the future.

NOTE 4 – DEBT SETTLEMENT

The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2011 and the years ended December 31, 2010 and December 31, 2009 include a debt settlement that relates to the assumption of certain liabilities by WORDsearch.

NOTE 5 - NON-RECURRING TRANSACTIONS ASSOCIATED WITH THE SALE TRANSACTION

Findex.com, Inc. will experience certain material non-recurring transactions associated with the sale and discontinuation of the QuickVerse® Product Line including a gain on the sale of the asset, losses on inventories and intangible assets of the QuickVerse® Product Line and amortization expense related to the intangible assets.  These items are not included in the accompanying unaudited pro forma condensed consolidated financial statements.

NOTE 6 – INDEMNIFICATION

As part of the asset sale, Findex.com, Inc. has agreed to indemnify WORDsearch against losses it may incur arising out of any breach of representation or warranty made by us in the asset sale agreement.  This indemnification obligation on our part is to extend for one year from closing of the transaction and is limited to $1,115,000, the combined amount of the cash portion of the sale price and the assumption of certain liabilities portion of the sale price. This liability is not included in the accompanying unaudited pro forma condensed consolidated financial statements.

OUR BOARD OF DIRECTORS AND STOCKHOLDERS HOLDING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK HAVE APPROVED THE PENDING ASSET SALE.

POSSIBLE FUTURE REVERSE STOCK-SPLITS

This section of the Information Statement describes the purpose and effects of one or more potential reverse splits of our Common Stock that we have authorized our Board of Directors to declare at its discretion through April 30, 2016.

Purpose

Our Board of Directors believes that our outstanding common shares may need to be reduced in order that we have a capital structure that we believe:

▪
will potentially enable us to achieve a higher per share market price, thereby increasing our reportable per share earnings if and when we becomes profitable, as well as to be able to report other per share market metrics at correspondingly higher levels;

▪	will more favorably position us to enter into potential financing and/or business combination transactions with a minimum of complexity;

▪
will enable us to have a total number of shares outstanding that is more consistent with what we believe the public securities markets generally associate with well-managed public companies comparable to Findex in terms of market capitalization, shareholders’ equity, operations, and potential earnings and free cash flow, and

▪	positions us more favorably to attract potential interest from institutional investors, many of which are subject to restrictions on investments in lower-priced securities.

Our Board of Directors has been granted the authority to declare one or more reverse stock-splits of all of the then issued and outstanding shares of our Common Stock.  If and when our Board of Directors deem it appropriate and advisable for us at any time prior to April 30, 2016 to declare and effect such a reverse stock-split of our Common Stock, any such reverse stock-split shall be effectuated on the basis of a fractional ratio at either end of, or within, the range extending from 1-for-10, at one end, to 1-for-100, on the other end, as determined by our Board of Directors in its discretion at such time.  Our Board of Directors, however, is under no obligation to declare or otherwise effect any reverse stock-spit as may be authorized hereinafter by the stockholders, and in the event that our Board of Directors shall effect any such reverse stock-split, the total number of shares of our common stock then authorized (as distinct from issued)  shall remain unchanged.

In deciding whether to declare and effect a reverse stock-spit, and, if so, the reverse ratio to be used, our Board of Directors will consider, among other things:

▪	the potential impact and anticipated benefits in the event we move toward profitability;

▪	the market price of our common stock;

▪	the number of shares of Common Stock that will be outstanding after the split;

▪	our stockholders’ equity at such time;

▪	the shares of our Common Stock then available for future issuance in accordance with our Articles of Incorporation;

▪	the liquidity of our Common Stock in the market; and

▪	the nature of our operations.

If our Board of Directors does not declare a reverse stock-split by April 30, 2016, the authority that it will have been granted by this corporate action will terminate without any required further action.

Effect

Following the declaration and effectiveness, if any, of a reverse stock-split as described above, each of our common stockholders will own fewer shares of our Common Stock, with such actual number of shares being dependent on the ratio established by our Board of Directors for the corresponding split.  For example, if our Board of Directors were to declare a 1-for-10 reverse split of our Common Stock, a stockholder owning 100 shares of our Common Stock immediately before the effectiveness of such reverse stock-split would own only 10 shares of our Common Stock following the split.  The higher the ratio that our Board of Directors declares (1-for-100 being the highest and 1-for-10 being the lowest), the greater will be the reduction in the number of shares of Common Stock held by each stockholder following any such  reverse stock-split.  Although it is often the case that the per share market trading price of publicly traded shares increases proportionately following a reverse stock-split, either in the immediate term or following some period of time, this does not always occur and there can be no assurance that any reverse split of our Common Stock declared by our Board of Directors pursuant to the authority granted through this corporate action would have such an effect, either immediately or ever.

Any reverse split of our Common Stock would not change the number of our authorized shares of Common Stock as designated by our Articles of Incorporation, which currently stands at 120,000,000 shares.  Thus, following any reverse stock-split of our Common Stock, because the number of issued and outstanding shares of our Common Stock would have been reduced, the number of shares of our Common Stock remaining available for future issuance would have effectively increased.

No fractional shares of our Common Stock will be issued as a result of any reverse stock-split.  In the event that any reverse stock-split has the effect of leaving any one or more of our stockholder with a fraction of a share of our Common Stock, the number of shares that such stockholder shall be deemed to own shall be the nearest whole number following a round up of the fraction.  For example, if a reverse stock-split were to leave a stockholder with one and one half shares, the stockholder would be deemed to hold two whole shares following the effectiveness of the split.

The charts below outline the capital structure following a potential reverse stock-split, with possible reverse ratios on the low end and the high end accounted for.  Note that the figures included are based on the number of shares issued and outstanding as of the Record Date.

	Number of shares of Common Stock before 1:10 Reverse Stock-Split	Number of shares of Common Stock after 1:10 Reverse Stock-Split
Authorized	120,000,000	120,000,000
Issued and Outstanding	69,161,238	6,916,123
Reserved for Issuance	---	---
Authorized but Unissued	50,838,762	113,083,877

	Number of shares of Common Stock before 1:100 Reverse Stock-Split	Number of shares of Common Stock after 1:100 Reverse Stock-Split
Authorized	120,000,000	120,000,000
Issued and Outstanding	69,161,238	691,612
Reserved for Issuance	---	---
Authorized but Unissued	50,838,762	119,308,388

Tax Consequences to Holders of Our Common Stock

Each stockholder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to such stockholder related to a reverse stock-split.

Tax Consequences to Us

The Company will not recognize any gain or loss as a result of any reverse stock-split that may be declared.

OUR BOARD OF DIRECTORS AND STOCKHOLDERS HOLDING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK HAVE APPROVED THE POSSIBLE FUTURE REVERSE STOCK-SPLITS.

NO ADDITIONAL MATTERS

Except as set forth above, as of the date of this Information Statement, our Board of Directors knows of no other matters other than those described in this Information Statement, which have been approved or considered by the holders of a majority of our Common Stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

Only one Information Statement is being delivered to multiple security holders sharing an address. If you are a security holder at a shared address to which a single copy of this Information Statement was delivered, and you desire to obtain a separate copy of the documents delivered, please contact President and Chief Executive Officer, Steven Malone, at the Company.

We are subject to the information requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the SEC.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) may be obtained free of charge.

By Order of the Board of Directors

/s/ Steven Malone
Steven Malone
Chairman, President and Chief Executive Officer

Exhibit No.	Description
10.35	Software Product Line Purchase Agreement between FindEx.com, Inc. and WORDsearch Corp., L.L.C. dated May 5, 2011.